As filed with the Securities and Exchange Commission on July 1, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bristow Group Inc.
(f/k/a Era Group Inc.)
(Exact name of registrant as specified in its charter)

Delaware	72-1455213
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3151 Briarpark Drive, Suite 700
 Houston, Texas 77042

(713) 267-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bristow Group Inc. 2019 Management Incentive Plan

(Full Title of the Plan)

Crystal L. Gordon
Senior Vice President and General Counsel
Bristow Group Inc.
3151 Briarpark Drive, Suite 700
7th Floor
Houston, Texas 77042
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies of all notices, orders and communications to:
Brett Nadritch
Scott Golenbock
Milbank LLP
55 Hudson Yards
New York, New York 10001
(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	1,785,031	$14.05	$25,079,685.55	$3,256

(1)
Covers 1,785,031 shares of common stock of Bristow Group Inc. (f/k/a Era Group Inc.), par value $0.01 per share (“Common Stock”), available for issuance under the Bristow Group Inc. 2019 Management Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $14.05 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the NYSE on June 29, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,785,031 shares of Common Stock to be issued by Bristow Group Inc. (f/k/a Era Group Inc.) (the “Registrant”) under the Plan.

On June 11, 2020, pursuant to the Agreement and Plan of Merger, dated January 23, 2020, as amended on April 22, 2020 (the “Merger Agreement”) by and among Era Group Inc. (“Era”), Bristow Group Inc. (“Old Bristow”) and Ruby Redux Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Old Bristow, with Old Bristow continuing as the surviving corporation and a direct wholly owned subsidiary of Era (the “Merger”). In connection with the Merger, the Registrant changed its name to Bristow Group Inc., and its ticker symbol to “VTOL”, and Old Bristow changed its name to Bristow Holdings U.S. Inc. At the closing of the Merger, the Registrant assumed Old Bristow’s 2019 Management Incentive Plan (the “Old Bristow 2019 Plan”) and the shares remaining available for issuance thereunder (as adjusted to reflect the application of the exchange ratio in the Merger Agreement).  This Form S-8 is being filed to register the issuance of such Common Shares, which shares may be used for awards under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide, free of charge, all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 6, 2020;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ending on March 31, 2020 filed with the Commission on May 5, 2020;
(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2020, April 14, 2020, April 24, 2020, April 30, 2020, June 1, 2020, June 9, 2020, and June 17, 2020 (two current reports) and July 1, 2020 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

(d)	The Registrant’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557), filed with the Commission on May 5, 2020; and
(e)
The Registrant’s description of Common Stock contained in the registration statement on Form S-4 filed with the Commission on April 3, 2020, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s charter provides that a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Registrant’s charter provides that it will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s amended and restated bylaws provides that it will indemnify its present and former directors and officers to the maximum extent permitted by the law and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may at any time be entitled under applicable law, the Registrant’s charter, the Registrant’s amended and restated bylaws, any agreement, vote of stockholders, resolution of directors or otherwise.

The Registrant has entered into indemnification agreements with each of its current directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Document
3.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed by the Registrant on November 6, 2018 (File No. 001-35701)).

3.2
Certificate of Amendment of Restated Certificate of Incorporation filed June 17, 2020 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on June 17, 2020 (File No. 001-35701)).

3.3
Certificate of Amendment of Amended and Restated Certificate of  Incorporation filed June 17, 2020 (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on June 17, 2020 (File No. 001-35701)).

3.4	Amendment to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.3 of the Current Report on Form 8-K filed by the Registrant on June 17, 2020 (File No. 001-35701)).
4.1
Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed with the Commission on January 08, 2013, as amended (File No. 001-35701)).

5.1*	Opinion of Milbank LLP.
23.1*	Consent of KPMG LLP (with respect to Old Bristow).
23.2*	Consent of KPMG LLP (with respect to Dart Holding Company Ltd.).
23.3*	Consent of Grant Thornton LLP.
23.4*	Consent of Ernst & Young LLP
23.5*	Consent of Milbank LLP (filed as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (incorporated by reference to the signature page hereto).
99.1*	Bristow Group Inc. 2019 Management Incentive Plan.

*          Filed herewith.

Item 9.          Undertakings.

a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2020.

BRISTOW GROUP INC.
By:	/s/ Crystal L. Gordon
Name:	Crystal L. Gordon
Title:	Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher S. Bradshaw and Crystal L. Gordon and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this registration statement and power of attorney has been signed by the following persons in the capacities and on July 1, 2020.

Signature	Title

/s/ Christopher S. Bradshaw	Director, President, & Chief Executive Officer (Principal Executive Officer)
Christopher S. Bradshaw

/s/ Jennifer Whalen	Interim Senior Vice President & Chief Financial Officer (Principal Financial Officer)
Jennifer Whalen

/s/ Christopher Gillette	Vice President, Chief Accounting Officer (Principal Accounting Officer)
Christopher Gillette

/s/ Lorin L. Brass	Director
Lorin L. Brass

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Wesley E. Kern	Director
Wesley E. Kern

/s/ Robert J. Manzo	Director
Robert J. Manzo

/s/ G. Mark Mickelson	Director
G. Mark Mickelson

/s/ Christopher Pucillo	Director
Christopher Pucillo

/s/ Brian D. Truelove	Director
Brian D. Truelove